LP Building Solutions Reports First Quarter 2021 Results, Provides Second Quarter Outlook, and Announces an Additional $1 Billion Share Repurchase Authorization

NASHVILLE, Tenn. (May 4, 2021) - Louisiana-Pacific Corporation (LP) (NYSE: LPX) today reported its quarter ended March 31, 2021 financial results.

Key Highlights for the First Quarter
•Net sales increased by 74% to $1.0 billion
•LP® SmartSide® net sales increased by 49% to $283 million
•OSB net sales increased by $319 million to $539 million, $333 million of which was from higher OSB prices
•Net income attributed to LP was $320 million ($3.00 per diluted share)
•Cash provided by operating activities was $314 million
•Adjusted EBITDA(1) was $461 million
•Adjusted Diluted EPS(1) was $3.01 per share
(1) This is a non-GAAP financial measure. See “Use of Non-GAAP Information” and “Reconciliation of Net Income to Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Income, and Non-GAAP Adjusted Diluted EPS”
Capital Allocation Update
•Paid $122 million in the quarter to repurchase 2.4 million shares of LP common stock
•As of May 3, 2021, $32 million remaining under the $300 million share repurchase authorization
•Paid $17 million in cash dividends
•Cash and cash equivalents of $658 million as of March 31, 2021
•Declared a quarterly cash dividend of $0.16 per share
•Announces additional authorization of $1 billion to repurchase LP common stock

“LP’s Siding and OSB segments both set records for sales and EBITDA in the first quarter,” said LP Chairman and Chief Executive Officer Brad Southern. “LP’s operations, procurement, and logistics teams overcame supply chain challenges as well as extreme winter weather in the southeast to deliver outstanding results. Capacity expansion projects are underway at Houlton and Peace Valley in order to meet strong and growing demand for innovative SmartSide and Structural Solutions products.”

First Quarter 2021 Highlights

Net sales for the first quarter of 2021 increased by $432 million (or 74%) over the prior year to $1.0 billion. SmartSide revenue increased by $93 million (or 49%) and OSB prices increased by $333 million, partially offset by 7% percent lower OSB sales volume. Additionally, South America revenue increased by $17 million over the prior year to $53 million.

Net income attributed to LP for the first quarter 2021 increased by $287 million over the prior year to $320 million ($3.00 per diluted share) primarily due to the growth in SmartSide and the higher OSB prices. We recognized debt extinguishment charges of $11 million during the first quarter of 2021. During the first quarter of 2020, we recognized pre-tax impairment charges of $7 million related to fiber-producing assets.

Adjusted EBITDA for the first quarter of 2021 increased by $378 million over the prior year to $461 million, primarily due to SmartSide revenue growth and higher OSB prices.

Segment Results

Siding

The Siding segment serves diverse end markets with a broad product offering including LP® SmartSide® Trim & Siding, LP® SmartSide® ExpertFinish® prefinished siding, and LP® Outdoor Building Solutions® products for premium outdoor buildings. Our SmartSide products consist of a full line of engineered wood siding, trim, soffit, and fascia.

Segment sales and Adjusted EBITDA for this segment were as follows:

	Three Months Ended March 31,
	2021	2020	Change
Net sales	$285	$212	35%
Adjusted EBITDA	90	42	116%

For the first quarter of 2021, Siding net sales increased by $73 million (or 35%) compared to the corresponding period in 2020, primarily due to SmartSide revenue growth of $93 million or 49% (39% volume, 7% price) partially offset by a decrease in fiber sales. Adjusted EBITDA increased by $48 million (or 116%) from 2020, primarily due to the increase in SmartSide revenue partially offset by a decrease in fiber sales and higher freight costs.

Oriented Strand Board (OSB)

The OSB segment manufactures and distributes OSB structural panel products including the value-added OSB portfolio known as LP Structural Solutions (LP® TechShield® Radiant Barrier, LP WeatherLogic® Air & Water Barrier, LP Legacy® Premium Sub-Flooring, and LP® FlameBlock® Fire-Rated Sheathing) and LP® TopNotch® Sub-Flooring. OSB is manufactured using wood strands arranged in layers and bonded with resins.

Segment sales and Adjusted EBITDA for this segment were as follows:

	Three Months Ended March 31,
	2021	2020	Change
Net sales	$539	$220	145%
Adjusted EBITDA	354	35	909%

For the first quarter of 2021, OSB net sales increased by $319 million (or 145%) compared to the corresponding period in 2020. OSB prices increased by $333 million, while OSB sales volume decreased by 7% due to supply disruptions and weather-related shutdowns. Structural Solutions accounted for 47% of the total OSB segment volume in the first quarter of 2021 compared to 43% in the first quarter of 2020.

Adjusted EBITDA for the first quarter of 2021 increased over the prior year by $319 million, primarily due to increased OSB prices, slightly offset by the lower volume and higher freight costs.

Engineered Wood Products (EWP)

The EWP segment is comprised of LP® SolidStart® I-Joist, Laminated Veneer Lumber (LVL), and Laminated Strand Lumber (LSL) and other related products. This segment also includes the sales of I-Joist and LVL products produced by our joint venture and sales of plywood produced as a by-product of the LVL production process.

Segment sales and Adjusted EBITDA for this segment were as follows:

	Three Months Ended March 31,
	2021	2020	Change
Net sales	$123	$99	24%
Adjusted EBITDA	7	9	(13)%

For the first quarter of 2021, EWP net sales increased by $24 million (or 24%) compared to the corresponding period in the prior year, primarily due to increased pricing in response to rising input costs, the net impact of which was an Adjusted EBITDA decline of $2 million.

South America

Our South America segment manufactures and distributes OSB structural panel and siding products in South America and certain export markets. This segment has manufacturing operations in two countries, Chile and Brazil, and operates sales offices in Chile, Brazil, Peru, Columbia, and Argentina.

Segment sales and Adjusted EBITDA for this segment were as follows:

	Three Months Ended March 31,
	2021	2020	Change
Net sales	$53	$36	47%
Adjusted EBITDA	21	7	175%
For the first quarter of 2021, South America net sales increased by $17 million (or 47%) and Adjusted EBITDA increased by $14 million compared to the corresponding period in 2020 due to higher OSB and siding pricing partially offset by a decrease in OSB sales volume.

Q2 2021 Outlook and 2021 Capital Expenditure Guidance

Our guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below under “Forward-Looking Statements.”

•SmartSide sales in the second quarter of 2021 to be more than 30% higher than the second quarter of 2020
•OSB sales in the second quarter of 2021 to be sequentially higher than the first quarter of 2021 by more than 30%
•Adjusted EBITDA(2) for the second quarter of 2021 to be greater than $580 million
•Given our current outlook, we expect capital expenditures for 2021 to be in the range of $230 million to $250 million, including $90 million to $95 million for the previously announced Houlton mill conversion, $30 million to $35 million for other strategic growth projects, $10 million for Peace Valley, and $100 million to $110 million for sustaining maintenance.
(2) This is a non-GAAP financial measure. With respect to Adjusted EBITDA for the second quarter of 2021, certain items that affect net income on a GAAP basis, such as product-line discontinuance charges, other operating credits and charges, net, loss on early debt extinguishment, investment income, and other non-operating items, that would be required to be included in the comparable forecasted GAAP measures without unreasonable effort. As such, the Company is unable to provide a reasonable estimate of GAAP net income, or a corresponding reconciliation of Adjusted EBITDA to net income.

Conference Call

LP will hold a conference call to discuss this release today at 11:00 a.m. Eastern Time (8 a.m. Pacific Time). Investors will have the opportunity to listen to the conference call live by dialing (855) 638-4813 and referencing code 6584548 or over the internet by going to investor.lpcorp.com and clicking “Events and Presentations” at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, a telephonic replay will be available from 2 p.m. Eastern Time on May 4, 2021 to 2 p.m. Eastern Time on May 11, 2021 by calling (855) 859-2056 and entering the access code 6584548, and the replay will also be available on LP's website.

About LP Building Solutions

As a leader in high-performance building solutions, Louisiana-Pacific Corporation (LP Building Solutions, NYSE: LPX) manufactures engineered wood building products that meet the demands of builders, remodelers, and homeowners worldwide. Its extensive offerings include innovative and dependable building products and accessories, such as LP® SmartSide® Trim & Siding, LP Structural Solutions portfolio (LP WeatherLogic® Air & Water Barrier, LP Legacy® Premium Sub-Flooring, LP® TechShield® Radiant Barrier, LP® FlameBlock® Fire-Rated Sheathing and more), oriented strand board (OSB), LP® TopNotch® Sub-Flooring, LP, LP® Outdoor Building Solutions®, and LP Elements® Performance Fencing. In addition to product solutions, LP provides industry-leading service and warranties. Since its founding in 1972, LP has been Building a Better World™ by helping customers construct beautiful, durable homes. Headquartered in Nashville, Tennessee, LP operates 25 plants across the U.S., Canada, Chile and Brazil. For more information, visit LPCorp.com.

Forward-Looking Statements

This news release contains statements concerning LP's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: impacts from public health issues (including global pandemics, such as the ongoing COVID-19 pandemic) on the economy, demand for our products or our operations, including the actions and recommendations of governmental authorities to contain such public health issues; changes in governmental fiscal and monetary policies, including tariffs, and levels of employment; changes in general economic conditions, including impacts from the ongoing COVID-19 pandemic; changes in the cost and availability of capital; changes in the level of home construction and repair activity; changes in competitive conditions and prices for our products; changes in the relationship between supply of and demand for building products; changes in the financial or business conditions of third-party wholesale distributors and dealers; changes in the relationship between supply of and demand for raw materials, including wood fiber and resins, used in manufacturing our products; changes in the cost of and availability of energy, primarily natural gas, electricity, and diesel fuel; changes in the cost of and availability of transportation; impact of manufacturing our products internationally; difficulties in the launch or production ramp-up of newly introduced products; unplanned interruptions to our manufacturing operations, such as explosions, fires, inclement weather, natural disasters, accidents, equipment failures, labor disruptions, transportation interruptions, supply interruptions, public health issues (including pandemics and quarantines), riots, civil insurrection or social unrest, looting, protests, strikes and street demonstrations; changes in other significant operating expenses; changes in currency values and exchange rates between the U.S. dollar and other currencies, particularly the Canadian dollar, Brazilian real and Chilean peso; changes in, and compliance with, general and industry-specific laws and regulations, including environmental and health and safety laws and regulations, the U.S. Foreign Corrupt Practices Act and anti-bribery laws, laws related to our international business operations, and changes in building codes and standards; changes in tax laws, and interpretations thereof; changes in circumstances giving rise to environmental liabilities or expenditures; warranty costs exceeding our warranty reserves; challenge or exploitation of our intellectual property or other proprietary information by others in the industry; changes in the funding requirements of our defined benefit pension plans; the resolution of existing and future product-related litigation and other legal proceedings; the amount and timing of any repurchases of our common stock and the payment of dividends on our common stock, which will depend on market and business conditions and other considerations; and acts of public authorities, war, civil unrest, natural disasters, fire, floods, earthquakes, inclement weather and other matters beyond our control. For additional information about factors that could cause actual results, events, and circumstances to differ materially from those described in the forward-looking statements, please refer to LP’s filings with the Securities and Exchange Commission. Except as required by law, LP undertakes no obligation to update any such forward-looking statements to reflect new information, subsequent events or circumstances.

Use of Non-GAAP Information

In evaluating our business, we utilize non-GAAP financial measures that fall within the meaning of SEC Regulation G and Regulation S-K Item 10(e), which we believe provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP financial measures do not have standardized definitions and are not defined by U.S. GAAP. In this press release, we disclose income attributed to LP before interest expense, provision for income taxes, depreciation and amortization, and exclude stock-based compensation expense, loss on impairment attributed to LP, product-line discontinuance charges, other operating credits and charges, net, loss on early debt extinguishment, investment income, and other non-operating items as Adjusted EBITDA (Adjusted EBITDA) which is a non-GAAP financial measure. We have included Adjusted EBITDA in this report because we view it as an important supplemental measure of our performance and believe that it is frequently used by interested persons in the evaluation of companies that have different financing and capital structures and/or tax rates. We also disclose income attributed to LP, excluding loss on impairment attributed to LP, product-line discontinuance charges, interest expense outside of normal operations, other operating credits and charges, net, loss on early debt extinguishment, gain (loss) on acquisition, and adjusts for a normalized tax rate as Adjusted Income (Adjusted Income). We also disclose Adjusted Diluted EPS, calculated as Adjusted Income divided by diluted shares outstanding. We believe that Adjusted Diluted EPS and Adjusted Income are useful measures for evaluating our ability to generate earnings and that providing this measure should allow interested persons to more readily compare the earnings for past and future periods.

Neither Adjusted EBITDA, Adjusted Income, nor Adjusted Diluted EPS is a substitute for the U.S. GAAP measure of net income or for any other U.S. GAAP measures of operating performance. It should be noted that other companies may present similarly-titled measures differently and therefore, as presented by us, these measures may not be comparable to similarly-titled measures reported by other companies. Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS have material limitations as performance measures because they exclude items that are actually incurred or experienced in connection with the operations of our business.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended March 31,
	2021	2020
Net sales	$1,017	$585
Cost of sales	(538)	(477)
Gross profit	479	108
Selling, general, and administrative expenses	(48)	(55)
Loss on impairment	—	(7)
Other operating credits and charges, net	—	(2)
Income from operations	431	44
Interest expense	(5)	(5)
Investment income	—	(2)
Other non-operating items	(10)	5
Income before income taxes	416	42
Provision for income taxes	(96)	(9)
Net income	$320	$33
Net loss attributed to noncontrolling interest	1	—
Net income attributed to LP	$320	$33

Basic net income per share attributed to LP	$3.02	$0.29
Diluted net income per share attributed to LP	$3.00	$0.29
Average shares of common stock used to compute net income per share:
Basic	106	112
Diluted	107	113

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(AMOUNTS IN MILLIONS)

	March 31, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$645	$535
Receivables	264	184
Inventories	307	259
Prepaid expenses and other current assets	10	15
Total current assets	1,226	993

Timber and timberlands	63	52
Property, plant, and equipment, net	921	918
Operating lease assets	39	40
Goodwill and other intangible assets	45	46
Investments in and advances to affiliates	9	11
Restricted cash	13	—
Other assets	24	24
Deferred tax asset	2	3
Total assets	$2,343	$2,086
LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$262	$267
Income tax payable	97	18
Current portion of contingency reserves	1	1
Total current liabilities	360	286

Long-term debt	346	348
Deferred income taxes	82	78
Non-current operating lease liabilities	30	32
Contingency reserves, excluding current portion	13	13
Other long-term liabilities	99	86
Total liabilities	930	842

Redeemable noncontrolling interest	9	10

Stockholders’ equity:
Common stock	121	124
Additional paid-in capital	443	452
Retained earnings	1,390	1,206
Treasury stock	(393)	(397)
Accumulated comprehensive loss	(157)	(151)
Total stockholders’ equity	1,404	1,234
Total liabilities and stockholders’ equity	$2,343	$2,086

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(DOLLAR AMOUNTS IN MILLIONS)

	Three Months Ended March 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$320	$33
Adjustments to net income:
Depreciation and amortization	29	28
Loss on impairment	—	7
Deferred taxes	4	(4)
Loss on early debt extinguishment	11	—
Other adjustments, net	3	(5)
Changes in assets and liabilities (net of acquisitions and divestitures):
Receivables	(74)	(31)
Prepaid expenses and other current assets	3	(1)
Inventories	(50)	(36)
Accounts payable and accrued liabilities	(3)	(16)
Income taxes payable, net of receivables	71	16
Net cash provided by operating activities	314	(9)
CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant, and equipment additions	(34)	(24)
Other investing activities	2	—
Net cash used in investing activities	(32)	(24)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowing of long-term debt	350	350
Repayment of long-term debt, including redemption premium	(359)	—
Payment of cash dividends	(17)	(16)
Purchase of stock	(122)	—
Other financing activities	(10)	(5)
Net cash (used in) provided by financing activities	(158)	329
EFFECT OF EXCHANGE RATE ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(2)	(3)
Net increase in cash, cash equivalents and restricted cash	122	293
Cash, cash equivalents, and restricted cash at beginning of period	535	195
Cash, cash equivalents, and restricted cash at end of period	$658	$488

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS

The following tables set forth: (1) housing starts, (2) our North American sales volume, and (3) Overall Equipment Effectiveness (OEE). We consider these items to be key performance indicators because LP’s management uses these metrics to evaluate our business and trends, measure our performance, and make strategic decisions and believes that the key performance indicators presented provide additional perspective and insights when analyzing the core operating performance of LP. These key performance indicators should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the U.S. GAAP financial measures presented herein. These measures may not be comparable to similarly-titled performance indicators used by other companies.

We monitor housing starts, which is a leading external indicator of residential construction in the United States that correlates with the demand for many of our products. We believe that this is a useful measure for evaluating our results and that providing this measure should allow interested persons to more readily compare our sales volume for past and future periods to an external indicator of product demand. Other companies may present housing start data differently and therefore, as presented by us, our housing start data may not be comparable to similarly-titled indicators reported by other companies.

	Three Months Ended March 31,
	2021	2020
Housing starts[1]:
Single-Family	256	212
Multi-Family	106	113
	362	325

[1]Actual U.S. Housing starts data reported by U.S. Census Bureau as published through April 16, 2021.
We monitor sales volumes for our products in our Siding, OSB and EWP segments, which we define as the number of units of our products sold within the applicable period. Evaluating sales volume by product type helps us identify and address changes in product demand, broad market factors that may affect our performance, and opportunities for future growth. It should be noted that other companies may present sales volumes differently and, therefore, as presented by us, sales volumes may not be comparable to similarly-titled measures reported by other companies. We believe that sales volumes can be a useful measure for evaluating and understanding our business.

The following table sets forth North American sales volumes for the three months ended March 31, 2021, and 2020:

	Three Months Ended March 31, 2021				Three Months Ended March 31, 2020
Sales Volume	Siding	OSB	EWP	Total	Siding	OSB	EWP	Total
SmartSide (MMSF)	406	—	—	406	291	—	—	291
Fiber siding (MMSF)	1	—	—	1	38	—	—	38
OSB - commodity (MMSF)	—	456	—	456	—	522	—	522
OSB - Structural Solutions (MMSF)	—	402	—	402	—	396	—	396
I-Joist (MMLF)	—	—	30	30	—	—	26	26
LVL (MCF)	—	—	1,911	1,911	—	—	1,753	1,753
LSL (MCF)	—	—	441	441	—	—	699	699

We measure OEE of each of our mills to track improvements in the utilization and productivity of our manufacturing assets. OEE is a composite metric that considers asset uptime (adjusted for capital project downtime and similar events), production rates, and finished product quality. It should be noted that other companies may present OEE differently and, therefore, as presented by us, OEE may not be comparable to similarly-titled measures reported by other companies. We believe that when used in conjunction with other metrics, OEE can be a useful measure for evaluating our ability to generate profits, and that providing this measure should allow interested persons to more readily monitor operational improvements. OEE for the three months ended March 31, 2021 and 2020, for each of our segments is listed below:

	Three Months Ended March 31,
	2021	2020
Siding	90%	89%
OSB	82%	88%
EWP	91%	88%
South America	70%	69%

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
SELECTED SEGMENT INFORMATION
(DOLLAR AMOUNTS IN MILLIONS)

	Three Months Ended March 31,
	2021	2020
Net sales
Siding	$285	$212
OSB	539	220
EWP	123	99
South America	53	36
Other	18	18
Intersegment sales	—	—
Total sales	$1,017	$585

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED EBITDA, NON-GAAP ADJUSTED INCOME, AND NON-GAAP ADJUSTED DILUTED EPS
(DOLLAR AMOUNTS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended March 31,
	2021	2020
Net income	$320	$33
Add (deduct):
Net loss attributed to noncontrolling interest	1	—
Income attributed to LP	320	33
Provision for income taxes	96	9
Depreciation and amortization	29	28
Stock-based compensation expense	1	2
Loss on impairment attributed to LP	—	7
Other operating credits and charges, net	—	2
Loss on early debt extinguishment	11	—
Interest expense	5	5
Investment income	—	2
Other non-operating items	(1)	(5)
Adjusted EBITDA	$461	$83

Siding	$90	$42
OSB	354	35
EWP	7	9
South America	21	7
Other	(5)	(3)
Corporate	(6)	(7)
Adjusted EBITDA	$461	$83

	Three Months Ended March 31,
	2021	2020
Net income	$320	$33
Add (deduct):
Net loss attributed to noncontrolling interest	1	—
Income attributed to LP	320	33
Loss on impairment attributed to LP	—	7
Other operating credits and charges, net	—	2
Loss on early debt extinguishment	11	—
Reported tax provision	96	9
Adjusted income before tax	427	51
Normalized tax provision at 25%	(107)	(13)
Adjusted Income	$320	$38
Diluted shares outstanding	107	113
Adjusted Diluted EPS	$3.01	$0.34